SCHEDULE 14C INFORMATION

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Calvert World Values Fund, Inc.

Calvert International Equity Fund

(Name of Registrant as Specified in Its Charter)

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CALVERT INTERNATIONAL EQUITY FUND
a series of CALVERT WORLD VALUES FUND, INC.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814
REGARDING A CHANGE OF CONTROL OF THE FUND'S SUB-ADVISOR
This Information Statement is being supplied to all shareholders of the Calvert International Equity Fund (the "Fund"), a series of Calvert World Values Fund, Inc. Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, Calvert World Values Fund, Inc. ("CWVF") and the Fund's investment adviser, Calvert Investment Management, Inc. (previously known as Calvert Asset Management Company, Inc.), may enter into and materially amend the investment subadvisory agreement without shareholder approval.
The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated, a new subadvisor introduced or (as is the case here) control of a subadvisor changed, in response to changing market conditions or subadvisor performance, in an attempt to improve a Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the respective Fund's investment objective. The reason you are receiving this Information Statement is because control of the parent company of the Fund's sub-advisor has changed. The subadvisor, portfolio manager and fees have not changed. Moreover, neither the investment objective nor investment policies have changed.
Obtaining shareholder approval of a change of control of a subadvisor and investment subadvisory agreement imposes costs on a Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings. Accordingly, pursuant to the exemptive order, as discussed above, as well as in the Fund's Prospectus dated January 31, 2014, as revised April 15, 2014, and Statement of Additional Information dated January 31, 2014, and following the change of control of the parent of the Fund's sub-advisor, CWVF is providing information about such change of control.
This Information Statement is for your information only. You do not need to do anything in response to this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.
This Information Statement is being mailed to shareholders of record on or about November 30, 2014.

Shareholders of the Fund of record at the close of business on September 30, 2014 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Fund, there were issued and outstanding the following shares:

Calvert International Equity Fund
Class of Shares	# of Shares Outstanding
Class A	15,972,582
Class B	139,130
Class C	1,203,089
Class I	5,221,589
Class Y	1,001,859
As of this same date, the Board and officers of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of September 30, 2014, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Fund as shown:

Calvert International Equity Fund

Brown Brothers Harriman & Co.	19.69% of Class A
As Custodian for 6671044
Jersey City, NJ

Calvert Investment Distributors, Inc.	5.31% of Class A
FBO DC529 Plan Single Option 6-10
Washington D.C.

MLFP&S	12.15% of Class B
For the Sole Benefit of its Customers
Jacksonville, FL

American Enterprise Investment Services	7.37% of Class B
FBO #41999970
Minneapolis, MN

MLFP&S	14.46% of Class C
For the Sole Benefit of its Customers
Jacksonville, FL

First Clearing LLC	9.78% of Class C
Special Custody Account for the Exclusive Benefit of Customers
Saint Louis, MO

Pershing LLC	6.50% of Class C
Jersey City, NJ

Calvert Investment Distributors, Inc.	20.73% of Class I
Calvert Moderate Allocation Fund
Bethesda, MD

G. James Roush TTEE	13.67% of Class I
UA DTD 01/03/1986
Bellevue, WA

Calvert Investment Distributors, Inc.	13.67% of Class I
Calvert Aggressive Allocation Fund
Bethesda, MD

Wells Fargo Bank N.A.	11.70% of Class I
Omnibus Account
Minneapolis, MN

First Clearing LLC	10.51% of Class I
Special Custody Account for the Exclusive Benefit of Customers
Saint Louis, MN

Charles Schwab & Co. Inc.	6.51% of Class I
Reinvest Account
San Francisco, CA

SEI Private Trust Co	5.97% of Class I
C/O Suntrust Bank SAS Relationship
Oaks, PA

Calvert Investment Distributors, Inc.	5.44% of Class I
Calvert Conservative Allocation Fund
Bethesda, MD

Fidelity Investments Institutional Operations Co.	5.41% of Class I
As Agent for Certain Employee Benefit Plans
Covington, KY

First Clearing LLC	28.84% of Class Y
Special Custody Account for the Exclusive Benefit of Customers
Saint Louis, MN

UBS WM USA	18.96% of Class Y
OMNI Account M/F
Weehawken, NJ

MLFP&S	16.92% of Class Y
For the Sole Benefit of its Customers
Jacksonville, FL

National Financial Services Corp.	7.58% of Class Y
For the Exclusive Benefit of Customers
Jersey City, NJ

Pershing LLC	5.14% of Class Y
Jersey City, NJ

Background. Calvert Investment Management, Inc. ("CIM") serves as investment advisor to CWVF and to the several other registered investment companies in the Calvert Family of Funds. Calvert Investment Distributors, Inc. ("CID") serves as the principal underwriter to CWVF. Calvert Investment Administrative Services, Inc. ("CIAS") has been retained by CWVF to serve as administrator and to provide certain administrative services necessary to the conduct of CWVF's affairs. Calvert Investment Services, Inc. ("CIS") serves as the shareholder servicing agent for CWVF. CIM, CID, CIAS and CIS are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Mutual Holding Company.
CIM serves as the investment advisor to the Fund pursuant to an investment advisory agreement between CWVF and CIM dated March 1, 1999 (the "Advisory Agreement"). The Board of Directors, including the Directors who are not "interested persons" ("Independent Directors"), as defined under the Investment Company Act of 1940 ("1940 Act"), last approved the continuance of the Advisory Agreement on December 10, 2013. CIM, in turn, has historically retained a sub-advisor to handle the day-to-day management of the Fund's assets. Most recently, the Board of Directors approved a multi-manager approach for the Fund, with CIM serving as the core portfolio manager, and Thornburg Investment Management, Inc. ("Thornburg") and Martin Currie, Inc. ("Martin Currie") serving as satellite sub-advisor portfolio managers for the Fund. CIM, Thornburg and Martin Currie assumed portfolio management responsibility for the Fund on December 11, 2009, and an Information Statement detailing this change was sent to shareholders on or about March 1, 2010.
Change in Control. On October 1, 2014, Martin Currie Holdings Limited, the ultimate parent of Martin Currie was acquired by Legg Mason, Inc. Legg Mason is a global asset management firm headquartered in Baltimore, MD, with $711 billion in assets under management as of August 31, 2014.
NOTE: At the time of the Board action and considerations discussed below, the acquisition had not yet been finalized, so all discussions pertained to Martin Currie and the proposed acquisition by Legg Mason. The acquisition was subsequently finalized on October 1, 2014.
FURTHER NOTE: This change does not affect CIM or Thornburg, who continue to serve the Fund in their same respective capacities as prior to the change.
Board Action. On September 9, 2014 at an in-person meeting of the Board, after careful consideration by the Advisor of the proposed acquisition of Martin Currie Holdings Limited by Legg Mason that would make Legg Mason Martin Currie's new controlling entity, the Advisor recommended, and the Board determined to continue its arrangement with Martin Currie as the sub-advisor for the Fund. In order to make its decision, the Board received and subsequently evaluated various information about Legg Mason and Martin Currie. The Board considered, among other things, the Fund's current relationship with Martin Currie, including its commitment to the Fund's corporate responsibility standards and strategies, and the Fund's overall expense structure.
Board Considerations. The Board oversees the management of the Fund, and, as required by law, initially approves and annually thereafter determines whether to renew, the investment advisory agreement and subadvisory agreements for management of the Fund. At the September Board meeting, the Board received information from CIM about Legg Mason and was advised by CIM that the contemplated acquisition would not alter any of the factors that the Board considered on December 10, 2013 when it extended the term of Martin Curries' sub-advisory agreement to January 1, 2015. In particular, CIM informed the Board that the Martin Currie portfolio management team, the investment strategies employed by them in managing the Fund, and Martin Currie's day-to-day management of the Fund, would not change as a result of the acquisition. The Board also considered the impact of the acquisition on the capital reserves and future viability of Martin Currie and Legg Mason.
The Board was advised by independent legal counsel and was informed of the standards it should apply in determining whether to approve the new sub-advisory agreement with Martin Currie. The Board of Directors was also provided information with respect to the factors noted below.
The Directors engaged in a discussion with representatives from CIM's management team. Based on the Directors' deliberations and their evaluation of the information described above, the Directors, and separately the Independent Directors, unanimously voted to approve the new sub-advisory agreement with Martin Currie.
The following is a discussion of the factors considered by the Board of Directors:

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Nature, Extent and Quality of Services Provided by Martin Currie. In considering the nature, extent and quality of services to be provided by Martin Currie in the day-to-day management of the Fund, the Directors discussed the high quality of services Martin Currie has provided to the Fund, including Martin Currie's management style and the capability and professional experience of Martin Currie's personnel and its overall resources. The Directors recognized Martin Currie's long-standing presence in the investment management arena, and its depth of experience in managing comparable strategies. The Directors noted that Martin Currie continues to have the compliance, trading and investment resources necessary for the implementation of the Fund's investment objective and strategy. The Directors also took into account the resources that would be available to Martin Currie after the acquisition by Legg Mason. Based upon their review of the information provided by CIM, the Directors were satisfied with the nature, extent and quality of the services continuing to be provided by Martin Currie to the Fund.

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Performance. In considering the portfolio management team's investment experience and investment strategies, the Board recognized that the period since Martin Currie assumed day-to-day management of a portion of the Fund's assets has been a difficult one, characterized by turmoil in the financial markets and volatility in the equity markets, and particularly in international markets. Nonetheless, based on the foregoing information, the Directors determined that Martin Currie's investment capabilities and investment strategies were appropriate for pursuing the investment objective of the Fund.

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Continuity. The Board of Directors noted that entering into a new sub-advisory agreement with Martin Currie would provide for the continuity of the Fund's portfolio managers and portfolio management strategy.

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Costs and Profitability. The Directors considered the investment advisory fees applicable to the Fund, and the existing advisory and sub-advisory fee arrangements (see "Compensation" under "Investment Subadvisory Agreement" below). The Directors took into account that the advisory and sub-advisory fees would remain the same following the acquisition by Legg Mason. The Directors noted that the contractual limitation on direct net annual fund operating expenses agreed to by CIM would remain in effect through January 31, 2015, resulting in direct net operating expenses that will not exceed 1.10% for Class I shares and 1.39% for Class Y shares of the Fund.

The Directors also noted that (i) the term of the new subadvisory agreement will not extend beyond the term of the existing sub-advisory agreement, (ii) CIM presented profitability and comparative fee data to the Board in 2013 when Martin Currie's sub-advisory agreement was last continued, and (iii) in December CIM will again present profitability and comparative fee data to the Board. Based upon its review, the Board determined that the advisory fee and sub-advisory fee were reasonable and appropriate in light of: (i) the services to be provided, (ii) the management fees and overall expense ratios of comparable funds and (iii) the anticipated profitability of the Fund to CIM and Martin Currie.

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Economies of Scale. The Board discussed the Fund's advisory and sub-advisory fee schedules and determined that they appropriately reflected the current market environment and the competitive nature of the mutual fund industry.

NOTE: The following discussion pertains to the continued sub-advisory services now provided the Fund by Martin Currie.
Investment Sub-advisor. Martin Currie, Inc. is a corporation organized under the laws of New York, and is a wholly-owned subsidiary of Martin Currie Limited, which is in turn owned by Martin Currie Holdings Limited. Upon the completion of the acquisition by Legg Mason, Legg Mason, Inc. will be the ultimate parent company of Martin Currie Holdings Limited. Martin Currie, Inc. registered with the Securities and Exchange Commission as an investment adviser in 1978. As of August 31, 2014, Martin Currie Limited had approximately $10.1 billion in assets under management.
Information is provided below identifying each member of the team who is employed by or associated with Martin Currie and primarily responsible for the day-to-day management of the Fund (each a "Portfolio Manager"). The Statement of Additional Information for the Fund dated January 31, 2014 provides additional information about each Portfolio Manager's management of other accounts, compensation, and ownership of securities in the Fund. The Fund will continue to be managed by the existing portfolio management team.

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
David Sheasby	Investment Director, International Equities and Head of Sustainability and Research	10 Years	Investment Director, International Equities and Head of Sustainability and Research, Martin Currie	Lead Portfolio Manager
Christine Montgomery	Investment Director, International Equities	5 Years	December 2009-present: Investment Director, International Equities, Martin Currie 2007-2009: Investment Partner, Edinburgh Partners	Portfolio Manager
The Fund's investment objective and policies have not changed as a result of the transaction described above.

Legg Mason's principal business address is Baltimore, MD. Its principal executive officers are as follows:

Name and Title	Principal Occupation
Joseph A. Sullivan	President, Chief Executive Officer
Peter H. Nachtwey	Senior Executive Vice President, Chief Financial Officer
Jennifer V. Murphy	Executive Vice President, Chief Administrative Officer
Thomas C. Merchant	Executive Vice President, General Counsel
Thomas K. Hoops	Executive Vice President, Head of Business and Product Development
Terrance Johnson	Executive Vice President, Head-Global Distribution
Investment Sub-advisory Agreement. The terms of the new sub-advisory agreement between CIM and Martin Currie is identical in all respects to the terms of the prior subadvisory agreement, except that the commencement date of the new sub-advisory agreement is October 1, 2014, the date of the acquisition by Legg Mason. The general terms of the prior and new sub-advisory agreements between CIM and Martin Currie include:

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The Services to be Provided to CWVF. Investment advisory services (manage Fund assets and execute portfolio transactions); reports to CWVF; reports and other communications to shareholders; assistance with the valuation of Fund assets; and periodic consultations with portfolio managers.

•	General Obligations of Martin Currie. Manage the Fund in accordance with the guidelines and restrictions, under the direction of CIM and the Board.

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Expenses of the Fund. Martin Currie will pay all salaries and expenses it incurs in connection with performance of its obligations under the subadvisory agreement, except for the cost of securities and other investments and any brokerage commissions.

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Liability Issues. Martin Currie is liable for any breach of its obligations and duties under the subadvisory agreement and is required to indemnify CIM and the Fund for losses resulting from its willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its duties. Martin Currie shall not be liable for any direct or consequential loss, claim, damage, expense or liability suffered by CIM or the Fund caused by an event or events or circumstances beyond Martin Currie's reasonable control which delays, interrupts or prevents the performance by Martin Currie of its obligations under the subadvisory agreement.

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Continuation of the Agreement. The sub-advisory agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the Board or a majority of the outstanding shares of CWVF and (ii) the Independent Directors. The sub-advisory agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CIM, or the holders of a majority of the outstanding shares of CWVF, upon 60 days' prior written notice. Currently, the sub-advisory agreement will continue until January 1, 2015 unless terminated earlier, and provided that it may be continued annually thereafter.

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Compensation. Pursuant to the advisory agreement between CWVF and CIM, the Fund pays CIM an annual fee, computed daily and payable monthly in arrears, equal to 0.75% of the Fund's average daily net assets up to and including $250 million, 0.725% of the next $250 million, and 0.675% on assets in excess of $500 million. Pursuant to the sub-

advisory agreement between CIM and Martin Currie, CIM pays Martin Currie an annual fee, computed daily and payable monthly in arrears, equal to 0.47% of the average daily net assets it manages for the Fund, unless the assets under management by Martin Currie decrease to below the lesser of: (i) $110 million or (ii) 33% of the Fund's net assets (based on the average daily net assets of the Fund for the prior month end), in which case the Advisor pays Martin Currie a fee of 0.55% of the average daily net assets it manages for the Fund. For the fiscal year ended September 30, 2014, Martin Currie received $779,722.03 in sub-advisory fees from CIM.
Shareholder Reports. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to CWVF at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.
Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless CWVF has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address, to which a single copy of the document was delivered. If you wish to receive a separate Information Statement, or wish to request a single copy of Information Statements in the future (if you are receiving multiple copies), contact CWVF as directed under "Shareholder Reports" above.